As filed with the Securities and Exchange Commission on April 7, 2016.

Registration No. 333-160340

Registration No. 333-146103

Registration No. 333-114769

Registration No. 333-109585

Registration No. 333-55558

Registration No. 333-44975

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

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POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT No. 333-160340

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT No. 333-146103

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT No. 333-114769

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT No. 333-109585

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT No. 333-55558

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT No. 333-44975

UNDER THE SECURITIES ACT OF 1933

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APPLIED VISUAL SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	54-1521616
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

525K East Market Street, # 116, Leesburg, Virginia 20176

(Address of Principal Executive Offices and Zip Code)

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Guardian Technologies International, Inc. 2009 Stock Compensation Plan

Consulting Agreement By and Between Registrant and Medical Imaging Informatics

Guardian Technologies International, Inc. Amended and Restated 2003 Stock Incentive Plan

Consulting Agreements by and Between Registrant and Each of J. Andrew Moorer, Clifford L. Neuman, Barry Davis, and A.B. Goldberg

Restricted Stock Awards and Option Grants

1997 Stock Option Plan of Guardian Technologies International, Inc.

(Full title of the plans)

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William J. Donovan, Chief Executive Officer

Applied Visual Sciences, Inc.

525K East Market Street, # 116

Leesburg, Virginia  20176

Telephone: (703) 539-6190

  (Name, address and telephone number, including area code, of agent for service)

With a copy to:

Neil R.E. Carr, Esquire

Somertons, PLLC

1050 17th Street, N.W., Suite 600

Washington, D.C. 20036

Telephone: (202) 587-2983

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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer [  ]

Accelerated Filer [  ]

Non-Accelerated Filer [  ]

Smaller Reporting Company [ x ]

(Do not check if smaller reporting company)

EXPLANATORY NOTE

DE-REGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) are filed by Applied Visual Sciences, Inc. (f/k/a Guardian Technologies International, Inc.), a Delaware corporation (the “Registrant”), to withdraw from registration any and all securities of the Registrant that were registered but have not been sold (“Securities”) under the following Registration Statements on Form S-8 (each a “Registration Statement;” collectively, the “Registration Statements”) filed by the Registrant with the Securities and Exchange Commission (“SEC”):

•

Registration Statement on Form S-8 (File. No 333-160340) originally filed with the SEC on June 30, 2009, registering 20,000,000 shares of the Registrant’s common stock, $.001 par value per share, under and pursuant to the Registrant’s 2009 Stock Compensation Plan.

•

Registration Statement on Form S-8 (File. No 333-146103) originally filed with the SEC on September 14, 2007, registering 39,604 shares of the Registrant’s common stock, $.001 par value per share, under and pursuant to the Consulting Agreement by and between Registrant and Medical Imaging Informatics.

•

Registration Statement on Form S-8 (File. No 333-114769) originally filed with the SEC on April 23, 2004, registering 30,000,000 options and 30,000,000 shares of the Registrant’s common stock, $.001 par value per share, under and pursuant to the Registrant’s Amended and Restated Stock Incentive Plan.

•

Registration Statement on Form S-8 (File. No 333-109585) originally filed with the SEC on October 9, 2003, registering 430,000 shares of the Registrant’s common stock, $.001 par value per share, under and pursuant to the Consulting Agreements by and Between Registrant each of J. Andrew Moorer, Clifford L. Neuman, Barry Davis, and A.B. Goldberg.

•

Registration Statement on Form S-8 (File. No 333-55558) originally filed with the SEC on February 14, 2001, registering 560,000 shares of the Registrant’s common stock, $.001 par value per share, under and pursuant to Registrant’s Restricted Stock Awards and Option Grants.

•

Registration Statement on Form S-8 (File. No 333-44975) originally filed with the SEC on January  26, 1998, registering 300,000 shares of the Registrant’s common stock, $.001 par value per share, under and pursuant to the Registrant’s 1997 Stock Option Plan.

The Registrant has terminated all offerings of the Securities pursuant to the Registration Statements.  In accordance with undertakings made by the Registrant in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Registrant hereby removes from registration the Securities of the Registrant registered but unsold under each of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendments to the Form S-8 Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Leesburg, Commonwealth of Virginia, on this 7 day of April, 2016.

APPLIED VISUAL SCIENCES, INC.
By:	/s/ William J. Donovan
William J. Donovan Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statements has been signed by the following persons in the capacities and on the date(s) indicated.

Signature	Title	Date
/s/ William J. Donovan William J. Donovan	Chairman of the Board, Chief Executive Officer, President and Secretary (Principal Executive Officer)	April 7, 2016
/s/ Gregory E. Hare Gregory E. Hare	Chief Financial Officer (Principal Financial and Accounting Officer)	April 7, 2016
/s/ Charles T. Nash Charles T. Nash	Director	April 7, 2016

28303001.184

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